Exhibit 8.2

                                , 2012

Board of Directors

LaPorte Saving Bank, MHC

LaPorte Bancorp, Inc. (Federal)

LaPorte Bancorp, Inc. (Maryland)

The LaPorte Savings Bank

710 Indiana Avenue

La Porte, IN 46350-3461

Re:	Certain Indiana Tax Consequences of the Plan of Conversion and

Reorganization of LaPorte Savings Bank, MHC

To the Members of the Board of Directors:

Scope of Opinion

You have asked for our opinion on certain Indiana financial institutions tax and adjusted gross income tax consequences of the conversion of LaPorte Savings Bank, MHC, a federal mutual holding company (the “Mutual Holding Company”), from the mutual to the capital stock form of organization (the “Conversion”) pursuant to the Plan of Conversion and Reorganization of LaPorte Savings Bank, MHC dated May 22, 2012 (the “Plan). We have not considered any non-income tax, federal, local or foreign income tax consequences, and, therefore, do not express any opinion regarding the treatment that would be given the transaction by the applicable authorities on any federal, local or foreign tax issues. We also express no opinion on nontax issues such as corporate law or securities law matters. We express no opinion other than that as stated immediately above, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

Facts/Assumptions

In rendering our opinion, we have relied upon the facts, information, assumptions and representations as contained in the federal tax opinion of Luse Gorman Pomerenk & Schick P.C dated                      including all exhibits attached thereto. We have assumed that these facts are complete and accurate and have not independently audited or otherwise verified any of these facts or assumptions. You have represented to us that we have been provided all of the facts necessary to render our opinion.

The LaPorte Savings Bank (the “Bank”) is an Indiana-chartered stock savings bank headquartered in LaPorte, Indiana. It was originally founded in 1871 as a mutual organization

Board of Directors

LaPorte Savings Bank

                                 , 2012

and converted to stock form in 2007 as part of the Bank’s mutual holding company reorganization, whereby Bank became the wholly-owned subsidiary of LaPorte Bancorp, Inc., a federal corporation (the “Mid-Tier holding Company”). In 2007, the Mid-Tier Holding Company sold a 45% minority interest in its shares of common stock to the public and issued a 55% majority interest in its shares of common stock to the Mutual Holding Company. Mutual Holding Company is a mutual holding company with no stockholders. Rather, Mutual Holding Company has members (e.g., the depositors of the Bank), who are entitled upon the complete liquidation of the Mutual Holding Company to liquidation proceeds after the payment of creditors.

The respective boards of directors Mutual Holding Company, the Mid-Tier Holding Company and the Bank adopted a plan of conversion and reorganization on May 22, 2012 providing for the Conversion of the Mutual Holding Company from a federally chartered mutual holding company to the capital stock form of organization. Pursuant to the plan of conversion and reorganization, Mutual Holding Company will be merged into the Mid-Tier Holding Company and Mutual Holding Company will no longer exist. The Mid-Tier Holding Company will be merged into a new Maryland corporation named LaPorte Bancorp, Inc.(the “Holding Company”) and Mid-Tier Holding Company will cease to exist. When the conversion is completed, all of the outstanding common stock of The LaPorte Savings Bank will be owned by Holding Company, and all of the outstanding common stock of Holding Company will be owned by public shareholders.

Under the plan of conversion and reorganization, at the completion of the conversion and offering, each share of Mid-Tier Holding Company common stock owned by persons other than Mutual Holding Company will be converted automatically into the right to receive shares of Holding Company common stock determined pursuant to an exchange ratio. The exchange ratio is intended to ensure that immediately after the exchange of existing shares of Mid-Tier Holding Company for shares of Holding Company, the public shareholders will own the same aggregate percentage of shares of common stock of Holding Company that they owned in Mid-Tier Holding Company immediately prior to the conversion, as adjusted for the assets of LaPorte Savings Bank, MHC, excluding any shares they purchased in the offering and their receipt of cash paid in lieu of fractional exchange shares.

A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions or representations we have relied upon may require a modification of all or a part of this opinion.

Our opinion is as of     (date)                    and we have no responsibility to update this opinion for events transactions, circumstances or changes in any of the facts, assumptions or representations occurring after this date.

The discussion and conclusions set forth herein are based upon Indiana Code, and existing administrative and judicial interpretations thereof, as of     (date)                    all of which are subject to change. If there is a change, including a change having retroactive effect, in the Indiana Code or in the prevailing judicial interpretation of the foregoing, the opinions expressed herein would necessarily have to be re-evaluated in light of any such changes. We have no responsibility to update this opinion for any such changes occurring after the date of this letter.

Board of Directors

LaPorte Savings Bank

                                 , 2012

Indiana imposes an adjusted gross income tax on corporations that are not financial institutions, resident and nonresident individuals, and resident and non-resident trusts and estates.1 In lieu of the adjusted gross income tax, financial institutions are subject to a financial institutions tax.2 Regardless of the tax or type of taxpayer, the calculation of income subject to Indiana tax, begins with “taxable income as defined in Section 63 of the Internal Revenue Code” and is followed by specific adjustments.3 The reference to Section 63 of the Internal Revenue Code serves to incorporate that Code section and all other Code sections pertaining to it into Indiana law.4 In addition, regulations adopted under Section 7805(a) of the Internal Revenue Code and in effect on January 1, 2011, are regarded as rules adopted by the Indiana Department of Revenue, unless the Department adopts specific rules that supersede the regulation.5

Of the required adjustments to be made to taxable income, none relate to the non-recognition provisions of Internal Revenue Code relied upon in the Form of Federal Tax Opinion. (e.g., Section 351)

Our opinion regarding the Indiana financial institutions tax and adjusted gross income tax consequences adopts and relies upon the facts, representations, assumptions, and conclusions as set forth in the federal tax opinion of Luse Gorman Pomerenk & Schick P.C dated              and incorporates the capitalized terms contained therein.

Based upon that information, we render the following opinion with respect to the Indiana income tax consequences of the Conversion and Reorganization:

1.	It is more likely than not that the federal income tax treatment of the conversion will be respected in the computation of the Indiana Financial Institution Tax imposed on LaPorte Bancorp, Inc. (Federal), LaPorte Bancorp, Inc. (Maryland), and the The LaPorte Savings Bank;

2.	It is more likely than not that the federal income tax treatment of the conversion will be respected in the computation of the Indiana Adjusted Gross Income Tax imposed on LaPorte Savings Bank, MHC; and

3.	It is more likely than not that the federal tax treatment of Indiana resident persons participating in the conversion will be respected in computing an Indiana resident individual’s adjusted gross income tax.

Limitations on Opinion

The opinions expressed herein are based solely upon our interpretation of Indiana Code as interpreted by court decisions, and by rulings and procedures issued by the Indiana Department of Revenue as of the date of this letter.

The opinions expressed herein are not binding on the Indiana Department of Revenue and there can be no assurance that Indiana Department of Revenue will not take a position contrary to any of the opinions expressed herein.

[1]	Indiana Code 6-3-2-1
[2]	Indiana Code 6-5.5-2-1
[3]	See Indiana Code 6-3-1-3.5 and Indiana Code 6-5.5-1-2.
[4]	Indiana Code 6-3-1-11(b)
[5]	Ibid.

Board of Directors

LaPorte Savings Bank

                                 , 2012

The opinions expressed herein reflect our assessment of the probable outcome of litigation and other adversarial proceedings based solely on an analysis of the existing tax authorities relating to the issues. It is important, however, to note that litigation and other adversarial proceedings are frequently decided on the basis of such matters as negotiation and pragmatism upon the outcome of such potential litigation or other adversarial proceedings.

The opinions expressed herein reflect what we regard to be the material Indiana financial institutions tax and adjusted gross income tax effects to the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company, the Bank, and the Indiana resident persons participating in the transaction as described herein; nevertheless, they are opinions only and should not be taken as assurance of the ultimate tax treatment.

We hereby consent to the filing of the opinion as an exhibit to the Mutual Holding Company’s Application for Conversion filed with the Federal Reserve and to the Holding Company’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-1 under the captions “The Conversion and Offering-Material Income Tax Consequences” and “Legal Matters.”

Very truly yours,

Crowe Horwath LLP